Regents Park Hedged Market Strategy ETF

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Unaudited)

July 31, 2022

On April 5, 2022, the Audit Committee of the Board of Trustees of Two Roads Shared Trust (the “Trust” or “registrant”), selected and appointed and recommended Deloitte & Touche LLP (“Deloitte”) as the Fund’s independent registered public accounting firm for the fiscal year ending July 31, 2022, in replacement of RSM US LLP ("RSM") which was previously approved and named as the Fund’s independent registered public accounting firm within the Fund’s initial registration statement.

During the interim period from March 30, 2022 (the date the Fund commenced operations) through April 5, 2022, (i) the Fund did not consult with RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the interim period from March 30, 2022 (the date the Fund commenced operations) through April 5, 2022, neither the registrant, nor anyone acting on its behalf, consulted with Deloitte on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

October 11, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Regents Park Hedged Market Strategy ETF’s statements included under Item 13(a)(4) of its Form N-CSR filed on October 11, 2022 and we agree with such statements concerning our firm made in paragraph two. We have no basis to agree or disagree with the statements in paragraph one and three of Exhibit 13(a)(4).

Sincerely,

/s/ RSM US LLP